Exhibit 99.1

News Release

ARIAD REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS AND

PROGRESS ON STRATEGIC OBJECTIVES

Conference Call Scheduled Today at 8:30 a.m. ET

Cambridge, MA, November 3, 2015–- ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the third quarter of 2015, including revenue from sales of Iclusig® (ponatinib). The Company also provided an update on key corporate initiatives and clinical-trial plans.

“We are on track to achieve our product revenue guidance of $130 to $140 million for 2015, with important contributions coming from European and U.S. sales and anticipated successful resolution of pricing negotiations for Iclusig in France,” stated Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “Each of the major clinical initiatives – outlined at the beginning of 2015 as part of our three-year strategic operating plan – is progressing as projected. These include full patient enrollment in the ALTA pivotal trial of brigatinib, ongoing enrollment of patients in the dose-ranging OPTIC trial of Iclusig and anticipated initiation before year-end of the second-line trial of Iclusig. We expect that results from these randomized trials, if positive, will form the basis for expanded utilization of Iclusig and initial approval of brigatinib. We are also moving ahead with another randomized trial – a comparison of brigatinib and crizotinib in front-line non-small cell lung cancer – which we anticipate beginning in the first half of next year.”

2015 Third Quarter Financial Results

Revenues

•	Net product revenues from sales of Iclusig were $27.5 million for the third quarter, compared to $14.5 million in the third quarter of 2014 and $27.8 million in the second quarter of 2015.

•	U.S. sales of Iclusig were $20.3 million for the third quarter, compared to $21.6 million in the second quarter of 2015, the difference primarily due to flat quarter-over-quarter demand and an increase in gross-to-net adjustments.

•	European sales of Iclusig were $7.2 million for the third quarter, compared to $6.2 million in the second quarter of 2015, the difference primarily due to increased quarter-over-quarter demand.

•	Shipments of Iclusig to patients in France were $2.2 million for the third quarter of 2015. Cumulative total shipments in France totaled $23.3 million through September 30, 2015. We will record revenue related to cumulative shipments in France upon completion of pricing and reimbursement negotiations in France, net of any amounts that will be refunded to the French health authorities as a result of these negotiations, which we anticipate will be completed by year-end 2015.

Operating Expenses

•	Research and development (R&D) expenses were $48.2 million for the third quarter of 2015, an increase of 75% compared to the third quarter of 2014. This reflects an increase in costs for our ongoing Phase 2 ALTA trial of brigatinib, and NDA-enabling pharmacology and manufacturing activities, costs related to the initiation of the Iclusig Phase 2 dose-ranging OPTIC trial, as well as an increase in personnel and other costs in support of our continuing R&D activities.

•	Selling, general and administrative (SG&A) expenses were $36.7 million for the third quarter of 2015, an increase of 9% compared to the third quarter of 2014. This reflects an increase in personnel costs, including the impact of severance costs associated with the pending retirement of our chief executive officer and an increase in costs in support of expanding distribution and sales of Iclusig.

Net Loss

•	Net loss for the quarter ended September 30, 2015 was $55.5 million, or $0.29 per share, compared to a net loss of $50.1 million, or $0.27 per share, for the same period in 2014.

•	During the quarter ended September 30, 2015, we recorded in marketable securities on our balance sheet the value of shares of common stock we own in REGENXBIO, Inc., which completed an initial public offering during the quarter; these shares are not saleable until the first quarter of 2016. The value of the shares at September 30, 2015 was $15.1 million. The value net of tax, $9.1 million, is recorded in other comprehensive income. An intra-period tax benefit of $6.0 million related to the tax consequences of this item included in other comprehensive income is recorded as a tax benefit in our statement of operations.

Cash Position

•	As of September 30, 2015, cash and cash equivalents totaled $282.2 million, compared to $352.7 million at December 31, 2014.

•	During the quarter ended September 30, 2015, we entered into a royalty financing agreement with PDL BioPharma, Inc. (PDL) under which we received $50 million from PDL in exchange for payments to PDL based on a percentage of global sales of Iclusig over time until PDL receives a 10% internal rate of return. In July 2016, we will receive an additional $50 million from PDL. Under the agreement, we also have an option, in our sole discretion, to receive up to an additional $100 million through July 2016.

Recent Progress and Key Objectives

Commercialization of Iclusig®

•	Approximately 125 new patients were treated with Iclusig in the U.S. during the third quarter of 2015. Importantly, approximately 55% of these new patients receiving Iclusig are patients with chronic-phase chronic myeloid leukemia (CP-CML).

•	Through the third quarter, there have been approximately 980 unique prescribers of Iclusig in the U.S., an increase in the cumulative prescriber base of approximately 13% from the second quarter of 2015.

•	In Europe, we are now promoting Iclusig in 12 countries: the United Kingdom, France, Germany, Italy, Austria, Switzerland, The Netherlands, Luxembourg, Denmark, Norway, Sweden, and Finland. In addition, Iclusig is available for purchase and is being supplied through named-patient programs and prior authorizations in Spain, Portugal, Ireland, Turkey and in several markets in Eastern Europe.

•	Iclusig is now reimbursed in Canada and Australia, and commercial launches continue in both countries through our regional distribution partners.

Iclusig Clinical Development

•	In August, we initiated patient enrollment in the OPTIC (Optimizing Ponatinib Treatment In CML) trial of Iclusig. This randomized, dose-ranging trial is designed to evaluate three different starting doses of ponatinib in patients with refractory CP-CML and is expected to inform the optimal use of Iclusig in these patients. Approximately 450 patients will be enrolled at clinical sites around the world.

•	Later this quarter, we expect to begin a Phase 3 trial of Iclusig in patients with CP-CML, who have experienced treatment failure after imatinib therapy. This second-line study of Iclusig is expected to enroll approximately 600 patients and is aimed at expanding the indication for Iclusig in patients with resistant and intolerant CML.

Brigatinib Clinical Development

•	In September, we achieved full patient enrollment in the pivotal Phase 2 ALTA trial of brigatinib. This registration study enrolled approximately 220 patients at 71 sites in North America, Europe and Asia. We are on track to file in the third quarter of 2016 for approval of brigatinib in the U.S.

•	The randomized front-line clinical trial of brigatinib is expected to begin in the first half of 2016. This Phase 3 trial will compare brigatinib and crizotinib in approximately 300 patients with ALK+ non-small cell lung cancer (NSCLC), who have not received prior ALK inhibitors.

Advancing the Pipeline

•	We are on track to file an investigational new drug (IND) application for AP32788 by year-end 2015 and to begin a Phase 1/2 proof-of-concept clinical trial in 2016. AP32788 is an orally active tyrosine-kinase inhibitor (TKI), which has a unique profile against a validated class of mutated targets in NSCLC and certain other solid tumors and may address an important unmet medical need.

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our third quarter 2015 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 888-311-8173 (domestic) or 330-863-3376 (international) five minutes prior to the start time and providing the pass code 55634805. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About Iclusig® (ponatinib) tablets

Iclusig is a kinase inhibitor. The primary target for Iclusig is BCR-ABL, an abnormal tyrosine kinase that is expressed in chronic myeloid leukemia (CML) and Philadelphia-chromosome positive acute lymphoblastic leukemia (Ph+ ALL). Iclusig was designed using ARIAD’s computational and structure-based drug-design platform specifically to inhibit the activity of BCR-ABL. Iclusig targets not only native BCR-ABL but also its isoforms that carry mutations that confer resistance to treatment, including the T315I mutation, which has been associated with resistance to other approved TKIs.

Iclusig is approved in the U.S., EU, Australia, Switzerland, Israel and Canada.

In the U.S., Iclusig is a kinase inhibitor indicated for the:

•	Treatment of adult patients with T315I-positive chronic myeloid leukemia (chronic phase, accelerated phase, or blast phase) or T315I-positive Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL).

•	Treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia or Ph+ ALL for whom no other tyrosine kinase inhibitor (TKI) therapy is indicated.

These indications are based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

IMPORTANT SAFETY INFORMATION, INCLUDING THE BOXED WARNING

WARNING: VASCULAR OCCLUSION, HEART FAILURE, and HEPATOTOXICITY

See full prescribing information for complete boxed warning

•	Vascular Occlusion: Arterial and venous thrombosis and occlusions have occurred in at least 27% of Iclusig treated patients, including fatal myocardial infarction, stroke, stenosis of large arterial vessels of the brain, severe peripheral vascular disease, and the need for urgent revascularization procedures. Patients with and without cardiovascular risk factors, including patients less than 50 years old, experienced these events. Monitor for evidence of thromboembolism and vascular occlusion. Interrupt or stop Iclusig immediately for vascular occlusion. A benefit risk consideration should guide a decision to restart Iclusig therapy.

•	Heart Failure, including fatalities, occurred in 8% of Iclusig-treated patients. Monitor cardiac function. Interrupt or stop Iclusig for new or worsening heart failure.

•	Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function. Interrupt Iclusig if hepatotoxicity is suspected.

Please see the full U.S. Prescribing Information for Iclusig, including the Boxed Warning, for additional important safety information.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

Forward-Looking Statements

This press release contains forward-looking statements, each of which are qualified in their entirety by this cautionary statement. Any statements contained herein which do not describe historical facts, including, but not limited to, statements regarding: our unaudited expected third quarter 2015 financial results; progress against our 2015 financial and business objectives, including our 2015 revenue guidance; the expected timing for recording revenue for cumulative shipments of Iclusig to patients in France; the therapeutic and commercial potential of Iclusig and our other product candidates, including brigatinib and AP32788; the expected timing for commencing and completing clinical trials and for clinical trial data presentations, regulatory filings, and commercial launches of our products and product candidates; and PDL’s obligation to pay us $50 million in July 2016, are forward-looking statements that are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These factors, risks and uncertainties include, but are not limited to, our ability to meet anticipated clinical trial commencement, enrollment and completion dates and regulatory filing dates for our products and product candidates and to move new development candidates into the clinic; our ability to execute on our key corporate initiatives; regulatory developments and safety issues, including difficulties or delays in obtaining regulatory and pricing and reimbursement approvals to market our products; our ability to successfully commercialize and generate profits from sales of Iclusig or our other product candidates, including brigatinib, if approved; competition from alternative therapies; our reliance on the performance of third-party manufacturers and specialty pharmacies for the distribution of Iclusig; the occurrence of adverse safety events with our products and product candidates; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our products and product candidates, including that preclinical data and early-stage clinical data may not be replicated in later-stage clinical studies; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in our public filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Except as otherwise noted, these forward-looking statements speak only as of the date of this press release and we undertake no obligation to update or revise any of these statements to reflect events or circumstances occurring after this press release. We caution investors not to place considerable reliance on the forward-looking statements contained in this press release.

CONTACTS:	For Investors	For Media
	Kendra Adams	Liza Heapes
	Kendra.adams@ariad.com	Liza.heapes@ariad.com
	(617) 503-7028	(617) 621-2315

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

In thousands, except per share data	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
Product revenue, net	$27,543	$14,499	$79,262	$34,371
License and other revenue	1,527	183	3,038	4,206

Total revenue	29,070	14,682	82,300	38,577

Operating expenses:
Cost of product revenue	483	594	1,666	4,277
Research and development	48,219	27,600	126,401	87,948
Selling, general and administrative	36,744	33,622	118,916	99,411

Total operating expenses	85,446	61,816	246,983	191,636

Other income (expense), net	(4,917)	(2,820)	(11,930)	(3,413)

Benefit from (provision for) income taxes	5,842	(154)	5,328	(379)

Net loss	$(55,451)	$(50,108)	$(171,285)	$(156,851)

Net loss per common share:
— basic and diluted	$(0.29)	$(0.27)	$(0.91)	$(0.84)

Weighted-average number of shares of common stock outstanding:
— basic and diluted	188,921	187,034	188,456	186,703

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

(Unaudited)

In thousands	September 30, 2015	December 31, 2014
Cash and cash equivalents	$282,187	$352,688
Total assets	$576,139	$603,116
Total liabilities	$625,789	$522,315
Stockholders’ equity (deficit)	$(49,650)	$80,801

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(Unaudited)

In thousands	Nine Months Ended September 30,
	2015	2014
Net cash used in operating activities	$(119,523)	$(131,930)
Net cash provided by (used in) investing activities	(4,446)	(2,475)
Net cash provided by financing activities	53,643	170,524
Effect of exchange rates on cash	(175)	153

Net increase in cash and cash equivalents	$(70,501)	$36,272

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